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                                                                   EXHIBIT 10.2

                            LITTON INDUSTRIES, INC.

                             PERFORMANCE AWARD PLAN

SECTION 1.  Purpose and Term

 1.1. Purpose. The purpose of the Litton Industries, Inc. Performance Award Plan (the "Plan") is to establish and maintain a competitive incentive compensation program (a) to attract and retain employees who are in a position to contribute materially to the success of Litton Industries, Inc. (the "Company"), (b) to reward performance, and (c) to qualify as "performance-based" compensation under the federal tax laws.


 1.2. Effective Date and Term of Plan. The effective date of the Plan is August 1, 1996, subject to approval by the shareholders of the Company. The Plan will remain in effect until terminated by the Board of Directors of the Company (the "Board").

SECTION 2.  Eligibility and Participation

 2.1. Eligibility. Eligibility for participation in the Plan shall be limited to officers and key employees of the Company or its subsidiaries whose employment and responsibility contribute to the success of the Company.

 2.2. Participation. Participation in the Plan will be determined annually by the Compensation and Selection Committee of the Board (the "Committee") from those eligible. The Committee will, at all times, consist of persons who are "outside directors" as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 3.  Determination of Performance Objectives

 3.1. Company Performance Objectives. To comply with Section 162(m) of the Code the Committee will establish, prior to the beginning of each fiscal year (or any other later date allowable under Section 162(m) of the Code), a planned level of Company performance objectives (the "Performance Objectives") determined by the following financial measurements of Company performance : (i) profits; (ii) profit growth; (iii) profit related return ratios; (iv) cash flow; (v) total shareholder return; or (vi) other objective business criteria the Committee deems appropriate. The Committee may also provide for additional opportunities based upon the attainment of various productivity and long-term growth objectives, including, without limitation, reductions in the Company's overhead ratio and expense to asset ratio. Any criteria may be measured in absolute terms or as compared to another company or companies.

 3.2. Change of Company Performance Objectives. Once established, the Company Performance Objectives ordinarily may not be changed in the same fiscal year. However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Objectives, then the Committee may approve appropriate adjustments. No adjustments may be made to potential awards under the Plan to executive officers which would prevent any such awards from meeting the requirements for deductibility by the Company of such award under Section 162(m) of the Code.



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SECTION 4.  Awards

 4.1. Individual Award Determination. A participant's award for any fiscal year of the Company will be determined solely on the basis of the participant's performance. No award to any individual participant may exceed $2,000,000 (valued as of the date of such award) for any such fiscal year.

 4.2. Payment of Awards. A participant's award will be paid in the manner and at the time(s) determined by the Committee. The Committee may elect to delay the payment of all or a portion of a participant's award until such time as the amount payable would be deductible to the Company as contemplated by Section 162(m) of the Code.

 4.3. Deferral of Award. The Committee may adopt provisions for any fiscal year which allow participants to defer all or part of the award payment. Deferral provisions may allow initial cash awards to be converted to an equivalent number of shares of Company common stock or stock units which could have been purchased at fair market value on the date such award was made, to be distributed in Company common stock at the time of payout.

SECTION 5.  Administration

 5.1. Administration. The Plan will be administered by the Committee according to any rules and regulations that it may establish that are consistent with the provisions and intent of the Plan. The Committee will have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan, and all rules, regulations and interpretations shall be conclusive and binding on all persons. The Committee has sole responsibility for selecting eligible participants, establishing Performance Objectives, setting award targets and determining award amounts.

SECTION 6.  Amendment and Termination

   6.1. Amendment and Termination. The Board, in its sole discretion may modify or amend any or all of the provisions of the Plan at any time, and without notice, may suspend or terminate it entirely. However, no such modification, amendment, suspension, or termination, may, without the consent of the participant (or the consent of any beneficiary in the case of the death of the participant), reduce the right of a participant (or any beneficiary as the case may be) to a payment or distribution to which the participant is entitled by reason of an award as approved by the Committee under Section 4.1.



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